Exhibit 3.1

Amendments to

Restated Bylaws of Flexsteel Industries, Inc.

Adopted by Board of Directors on

June 4, 2007

Amendments to Restated Bylaws to Permit Uncertificated Shares

RESOLVED, That Section 1a of Article X of Flexsteel Industries, Inc.’s Restated Bylaws is hereby amended and restated in its entirety so that the same will be and read as follows:

“CERTIFICATED AND UNCERTIFICATED SHARES

Section 1a. Shares of the corporation’s capital stock may be certificated or uncertificated, as provided under Minnesota law. All certificates of capital stock of the corporation will be numbered and will be entered in the books of the corporation as they are issued. Certificates for shares of the corporation’s capital stock will exhibit the holder’s name and number of shares and will be signed by the CEO, President or CFO and the Secretary or an Assistant Secretary of the corporation, and may be sealed with the seal of the corporation. Any or all of the signatures on the certificate, and the corporation’s seal, may be a facsimile.”

RESOLVED FURTHER, That Section 4 of Article X of Flexsteel Industries, Inc. Restated Bylaws is hereby amended and restated in its entirety so that the same will be and read as follows:

“TRANSFER OF SHARES

Section 4. Transfers of shares of the corporation’s capital stock will be made on the books of the corporation only by the record holder of such capital stock, or by such record holder’s attorney lawfully constituted in writing, and, in the case of capital stock represented by certificate, upon surrender of the certificate to the corporation or the transfer agent of the corporation.”